Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrawest Resorts Holdings, Inc.:

We consent to the use of our report dated September 30, 2013, except for Notes 4(a) and 4(b) as to which the date is December 9, 2013, and Note 4(c), as to which the date is January 21, 2014, with respect to the balance sheet of Intrawest Resorts Holdings, Inc. as of September 24, 2013, incorporated by reference herein.

/s/ KPMG LLP

Denver, Colorado
January 30, 2014